Exhibit 4.10

Schedule of warrants issued by REG to Viant Capital, LLC and ED&F Man Holdings B.V.

Date Issued	Name of Warrant Holders	Number of Shares	Type of Shares	Exercise Price	Expiration Date
April 25, 2008	Viant Capital, LLC	41,474	Common Stock	$9.50	April 25, 2013
April 25, 2008	Viant Capital, LLC	26,956	Common Stock	$9.50	April 25, 2013
April 25, 2008	Viant Capital, LLC	69,053	Common Stock	$9.50	April 25, 2013
April 25, 2008	Viant Capital, LLC	10,526	Common Stock	$9.50	April 25, 2013
April 25, 2008	Viant Capital, LLC	100,000	Common Stock	$9.50	April 25, 2013
April 25, 2008	Viant Capital, LLC	10,526	Common Stock	$9.50	April 25, 2013
April 25, 2008	ED&F Man Holdings B.V.	22,727	Common Stock	$9.50	April 25, 2013